Exhibit 99.1

ProPetro Announces Term Extension of Existing Credit Facility

MIDLAND, TX, April 13, 2022 (Business Wire) – On April 13, 2022, ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) announced the extension of its existing asset-based loan facility (the “Amended ABL”) to a five-year term and a reduction of commitments from $300 million to $150 million.  The Amended ABL will extend the maturity from 2023 to 2027 and, through updated advance formulas and other provisions, provide enhanced availability with improved pricing.  No advances under the Amended ABL are currently outstanding.

David Schorlemer, the Company’s Chief Financial Officer, commented, “We are very pleased with the continued support from our financial partners with Barclays, along with other participants in the ABL, namely, JPMorgan Chase, Goldman Sachs, and, a new entrant to our facility, Bank of America.  Extending the maturity to 2027 is comforting knowing that these bulge-bracket financial institutions are helping to support our efforts in providing reliable energy services to our industry.  Reducing the commitments is also consistent with our passion for capital efficiency with the resources we employ.  The reduced ongoing commitment fees and interest expense along with the improved availability are a win-win for ProPetro.  We believe this facility, along with our working capital and cash flow from operations, will provide strong liquidity to support ProPetro into the future.”

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, please visit www.propetroservices.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growing the business and performance at the wellsite. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the operational disruption and market volatility resulting from the COVID-19 pandemic and other factors are described in ProPetro’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission. In addition, ProPetro may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

For further information, please contact:

Contact: ProPetro Holding Corp

David Schorlemer, 432-227-0864

Chief Financial Officer

David.Schorlemer@propetroservices.com

Contact: ProPetro Holding Corp

Josh Jones, 432-276-3389

Director of Finance

Josh.Jones@propetroservices.com